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Exhibit 10.16.2

AMENDMENT NO. 1
TO
AMENDMENT AND RESTATEMENT OF
ALLIANT TECHSYSTEMS INC.
INCOME SECURITY PLAN

        The Amendment and Restatement of Alliant Techsystems Inc. Income Security Plan (the "Plan") is hereby amended as follows, effective as of August 7, 2001:

  1.
  Section 4 of the Plan is amended and restated in its entirety to read as follows:

  "4.
  Obligations of Company Upon Qualifying Termination.

          In the event of a Qualifying Termination, then

          (a)  The Company shall pay to a Participant in a lump sum in cash within thirty (30) days after the Participant's Date of Termination the aggregate of the following amounts:

            (1)  the sum of (A) the Participant's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) the greater of (x) the Participant's Annual Incentive Award for the full fiscal year in which the Date of Termination occurs and (y) the Participant's annual cash incentive award for the full fiscal year in which the Date of Termination occurs, determined based on actual individual and corporate performance through the Date of Termination, (C) any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and (D) an amount in lieu of and equal to the actuarial equivalent of the Participant's actual benefit, if any, under any excess or supplemental retirement plan in which the Participant participates (the "SERP") as of the Date of Termination, not including any amounts determined under subsection 4(a)(3) or (4) below;

            (2)  the amount equal to the product of (A) one (1) or three (3), as determined by the Committee, and (B) the sum of (x) the Participant's Annual Base Salary, (y) the Annual Incentive Award and (z) the greater of (I) the Participant's target award of Performance Shares and target Performance Cash Award for the Company's fiscal year in which the Change of Control occurs (or if no such awards were determined prior to the Change of Control Date, the Participant's target award of Performance Shares and target Performance Cash Award for the Company's immediately preceding fiscal year); and (II) the average of the Participant's actual dollar value of Performance Share and Performance Cash Award payouts for the last three (3) full fiscal years prior to the Change of Control (or for such shorter period that the Participant was employed by the Company prior to the Change of Control); and

            (3)  an amount equal to the excess of (A) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan (the "Pension Plan") (utilizing actuarial assumptions no less favorable to the Participant than those in effect under the Pension Plan immediately prior to the Change of Control Date), and the SERP which the Participant would receive if the Participant's employment continued for a period of one (1) or three (3) years after the Date of Termination (with respect to both the Participant's age and years of service), as determined by the Committee, assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Participant's compensation in such year or in each of the three (3) years, as applicable, is as in effect immediately prior to the Change of Control, over (B) the actuarial equivalent of the Participant's actual benefit (paid or payable), if any, under the Pension Plan and the SERP as of the Date of Termination; and

            (4)  an amount equal to the additional Company matching contributions that would have been made on the Participant's behalf in the Company's defined contribution retirement plan or any successor plan (the "Thrift Plan") (assuming continued participation on the same basis as immediately prior to the Change of Control Date), plus the additional amount of any benefit the Participant would have accrued under the SERP as a result of contribution limitations in the Thrift Plan, which the Participant would receive if the Participant's employment continued for a period of one (1) or three (3) years after the Date of Termination, as determined by the Committee, assuming for this purpose that the Participant's compensation in such year or in each of the three (3) years, as applicable, is as in effect immediately prior to a Change of Control and that the Company's matching contributions are determined pursuant to the applicable provisions of the Thrift Plan and the SERP, as in effect during the twelve (12)-month period immediately prior to the Change of Control Date.

          (b)  For a period of one (1) or three (3) years after a Participant's Date of Termination, as determined by the Committee, or such long period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Participant and/or Participant's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies providing Welfare Benefits if the Participant's employment had not been terminated or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other employees of the Company of a status comparable to the Participant and their families; provided, however, that if the Participant meets the requirements for current coverage under another employer-provided plan providing such benefits, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree benefits pursuant to such plans, practices, programs and policies, the Participant shall be considered to have remained employed until a period of one (1) or three (3) years after the Date of Termination, as applicable, and to have retired on the last day of such period.

          (c)  For a period of one (1) or three (3) years after a Participant's Date of Termination, as determined by the Committee, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide to the Participant and/or the Participant's family fringe benefits (including perquisites) at least equal to those which would have been provided to them in accordance with the fringe benefit plans, programs, practices and policies if the Participant's employment had not been terminated or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other employees of the Company of a status comparable to the Participant and their families.

          (d)  Any Executive Life Insurance programs in force on the life of a Participant as of the Change of Control Date shall be continued in force for a period of one (1) or three (3) years after the Participant's Date of Termination, as determined by the Committee; thereafter the policy, including the cash value thereof, shall be transferred to the Participant with a lump sum cash payment sufficient to pay actual taxes due on account of such transfer.

          (e)  The Company shall, at its own expense as incurred, provide a Participant with outplacement services, the scope and provider of which shall be selected by the Participant in the Participant's sole discretion, provided that the aggregate cost of such services shall not exceed $50,000."

  2.
  All other terms of the Plan shall remain in full force and effect.

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AMENDMENT NO. 1 TO AMENDMENT AND RESTATEMENT OF ALLIANT TECHSYSTEMS INC. INCOME SECURITY PLAN